Exhibit 99.1
Contacts:
Investor Relations:
Bob Okunski
408-240-5447
Bob.Okunski@sunpowercorp.com

Media:
Helen Kendrick
408-240-5585
Helen.Kendrick@sunpowercorp.com

SunPower Announces Proposal to Reclassify Class A and
Class B Common Stock into a Single Class of Common Stock

SAN JOSE, Calif., Sept.12, 2011 - SunPower Corp. (NASDAQ: SPWRA, SPWRB) today announced that its board of directors has authorized and will recommend that shareholders approve a proposal to reclassify all outstanding shares of the company's Class A common stock and Class B common stock into a single class of common stock on a one-for-one basis. The new common stock will have the same voting powers, preferences, rights and qualifications, limitations and restrictions as the current SunPower Class A common stock. The reclassification proposal will require the affirmative vote of the holders of a majority of the voting power of the Class A common stock and Class B common stock voting as a single class, as well as the affirmative vote of the holders of a majority of the Class B common stock voting as a separate class. As previously disclosed, Total Gas & Power USA, SAS, who currently holds a majority of SunPower's outstanding Class A common stock and a majority of its outstanding Class B common stock, has agreed in the Tender Offer Agreement with SunPower to vote all shares acquired in the tender offer in favor of the reclassification.

The board of directors has established a record date of September 19, 2011 and scheduled a special meeting of shareholders on November 15, 2011, subject to completion of the Securities and Exchange Commission review process.

Additional Information

Shareholders are urged to read the proxy statement regarding the proposed reclassification when it becomes available because it will contain important information. Shareholders will be able to obtain a free copy of the proxy statement (when available), as well as other filings containing information about SunPower, without charge, at the SEC's internet site at www.sec.gov, and on the Investor Relations page of SunPower's web site at http://investors.sunpowercorp.com/. Copies of the proxy statement and SunPower's other filings with the SEC can also be obtained, without charge, by directing a request to SunPower Corporation Investor Relations, by phone to (408) 240-5419, or in writing to SunPower Corporation, 77 Rio Robles, San Jose, CA 95134.

The directors and executive officers of SunPower and other persons may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information regarding SunPower's directors and executive officers is available in the proxy statement dated March 22, 2011 for the Annual Meeting of Shareholders held on May 3, 2011, which was filed with the SEC on March 22, 2011, and its other filings with the SEC. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement and other relevant materials to be filed with the SEC when they become available.

About SunPower

SunPower Corp. (Nasdaq: SPWRA, SPWRB) designs, manufactures and delivers the highest efficiency, highest reliability solar panels and systems available today. Residential, business, government and utility customers rely on the company's quarter century of experience and guaranteed performance to provide maximum return on investment throughout the life of the solar system. Headquartered in San Jose, Calif., SunPower has offices in North America, Europe, Australia and Asia. For more information, visit www.sunpowercorp.com.

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SunPower is the registered trademark of SunPower Corp. All other trademarks are the property of their respective owners.